Exhibit 10.3

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Sub Contract No. API/Picometrix 01

DEVELOPMENT AGREEMENT

This Agreement (“Agreement”), dated as of November 12, 2010 (the “Effective Date”), is made by and among In-Q-Tel, Inc. (“IQT”), a Delaware corporation, and Advanced Photonix, Inc., a Delaware corporation, and Picometrix, LLC, a Delaware limited liability company (each and together “Developer”).  IQT and Developer may each be referred to in this Agreement as a “Party” or together as the “Parties.”
WHEREAS, IQT is an independent nonprofit corporation under contract to the United States Government represented by the Central Intelligence Agency to protect and advance the national security of the United States by promoting development and adoption by the Intelligence Community (defined below) of commercial technologies having applications to intelligence problems;
WHEREAS, one way in which IQT carries out its mission is to pursue collaborative development arrangements with companies such as Developer; and
WHEREAS, Developer and IQT wish to undertake such a collaborative arrangement;
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. Definitions

The following terms shall have the following meanings:

1.1. “Background Intellectual Property” means all inventions, improvements, or discoveries that are conceived or made by Developer prior to the Effective Date or independent of any Services performed under a Statement of Work, whether or not reduced to practice.

1.2. “Data Deliverables” means reports, computer programs, databases, documentation, design documents and other recorded information delivered to IQT or a Participating Customer.

1.3. “Deliverables” means Data Deliverables and Hardware Deliverables.

1.4. “Government” means the United States government.

1.5. “Hardware Deliverables” means devices, prototypes, samples and other tangible items delivered to IQT or a Participating Customer.

1.6. “Intellectual Property” means (a) patent rights, (b) rights associated with works of authorship including copyrights and mask work rights, (c) rights relating to the protection of trade secrets and confidential information, (d) rights in trademarks, service marks, trade dress, trade names, and design patent rights, and (e) any other proprietary rights relating to intangible property.

1.7. “Intelligence Community” means the Government agencies that conduct intelligence activities necessary for the conduct of foreign relations and the protection of the national security of the United States.

1.8. “IQT Customers” means the agencies of the Government that are IQT’s customers.

1.9. “Jointly Owned Intellectual Property” means individually and collectively all inventions, improvements or discoveries which are made jointly as defined in U.S. Patent law by one or more employees of IQT and one or more employees of Developer in performance of any Services under the Statement of Work.

1.10. “Participating Customer” means the Transportation Security Administration and any successor organizations thereto.

1.11. “Proprietary Information” means information relating to a Party’s research, development, trade secrets or business affairs, or provided to a Party by a third party in confidence, that such Party treats as confidential and that: (a) is marked “Proprietary Information” if disclosed in writing (including electronically), or (b) is identified as “Proprietary Information” prior to oral disclosure and reduced to writing, marked as “Proprietary Information,” and delivered to the other Party within thirty (30) days of the oral disclosure.  The term “Receiving Party” means a Party that receives Proprietary Information disclosed by the other Party (the “Disclosing Party”).

1.12. “Services” means the services specified in the Statement of Work.

1.13. “Statement of Work” means the statement of work attached to this Agreement as Exhibit

1.14. “Third Party IP” means any Intellectual Property not owned by Developer.

2. Performance of Statement of Work

2.1. In General.  This Agreement sets forth the terms and conditions on which Developer shall perform Services and deliver Deliverables pursuant to the Statement of Work.  Developer shall perform the Services and provide the Deliverables specified in the Statement of Work, and IQT shall take and pay for the same, in accordance with the schedule specified in the Statement of Work.

2.2. Term.  The term of this Agreement shall commence on the Effective Date and continue until the full performance of all Services and delivery of all Deliverables contemplated by the Statement of Work, unless this Agreement is earlier terminated in accordance with Article 8.

2.3. Payments.  IQT shall pay Developer for its performance of work under this Agreement in accordance with the provisions of Exhibit 2.

2.4. Delivery of Hardware Deliverables.  Title and risk of loss to all Hardware Deliverables provided under this Agreement (but not the Intellectual Property rights therein) shall pass to IQT or a Participating Customer, as applicable, upon delivery to its facility.

3. Intellectual Property

3.1. Ownership.  As between IQT and Developer, Developer shall own all of its Background Intellectual Property.  Any Jointly Owned Intellectual Property shall be jointly owned by the Parties.

3.2. Rights of the Government.  The provisions of Exhibit 3 (Government Data Rights) and Exhibit 4 (Government Patent Rights) shall apply and are incorporated into this Agreement.

3.3. IQT’s Rights

3.3.1. License to Data Deliverables.  Developer hereby grants to IQT a worldwide, perpetual, royalty-free, nonexclusive, nontransferable (except to a successor entity), non-sub licensable license to:

(a)	use, reproduce, modify, create derivative works of, perform, and display Data Deliverables in the performance of its nonprofit mission, but not for any commercial or for profit enterprise; and
(b)	distribute and disclose the Data Deliverables to Authorized Users of the Participating Customers to enable activities of the Participating Customers authorized by Section 3.2.

To the extent the Statement of Work provides for server or user licenses or other limitations with respect to any Data Deliverable, IQT’s rights to such Data Deliverable will be limited by such limitations; provided that IQT shall have the right to transfer such licenses among IQT Customers in IQT’s sole discretion (subject to the same license limitations).  In exercising the foregoing rights, IQT may distribute and disclose Data Deliverables to IQT’s contractors and authorize such contractors to take the actions set forth above on behalf of IQT.  Unless otherwise specified in this Agreement or otherwise agreed to in writing, nothing in this Section 3.3.1 is intended to grant IQT the right to make, or have made, any Hardware Deliverable.

3.3.2. License to Marketing Materials.  Developer hereby grants to IQT a worldwide, perpetual, royalty-free, nonexclusive, nontransferable (except to a successor entity), non-sub-licensable license to use, reproduce, distribute, modify and create derivative works of consistent with IQT’s standard practices, perform and display the “Marketing Materials” to promote Developer’s technology and Deliverables to potential customers within the Government and the Government contractor community, provided that such modifications and derivative works do not misrepresent Developer’s technology or alter the substance of such Marketing Materials, provided, however, that IQT may excerpt from and reformat such Marketing Materials.  “Marketing Materials” means any marketing materials regarding Developer and Developer’s technology and products that Developer is required to provide pursuant to the Statement of Work.  Marketing Materials shall not be considered Data Deliverables or Proprietary Information.

3.4. Third Party IP.  The inclusion of any Third Party IP in the Deliverables is subject to IQT’s prior approval.  Developer shall secure sufficient rights with respect to Third Party IP to grant IQT and the Government all rights and licenses with respect to such Deliverables that are required hereunder, with no inconsistent terms and conditions except as approved by IQT.

4. Proprietary Information

4.1. Limits on Use and Disclosure of Proprietary Information.

4.1.1. Developer.  Developer shall use Proprietary Information disclosed by IQT (“IQT’s Proprietary Information”) only for purposes of meeting its obligations under this Agreement.  Developer shall limit disclosure of IQT’s Proprietary Information and the terms of this Agreement to those of its employees and contractors with a need to know (as determined by Developer) such Proprietary Information, subject to a nondisclosure obligation comparable in scope to this Article 4.

4.1.2. IQT.  IQT shall use Proprietary Information disclosed by Developer (“Developer’s Proprietary Information”) only for purposes of exercising its rights consistent with this Agreement and shall limit disclosure of Developer’s Proprietary Information to those of its trustees, employees, and contractors with a need to know (as determined by IQT) such Proprietary Information, subject to a nondisclosure obligation comparable in scope to this Article 4.  IQT also may disclose Developer’s Proprietary Information to IQT Customers and their contractors (provided that such contractors are subject to obligations protecting the proprietary rights of other contractors whose data they may receive in fulfilling their obligations to the Government)..

4.2. Protection of Proprietary Information.  The Receiving Party shall protect the Disclosing Party’s Proprietary Information by using the same degree of care (but no less than a reasonable degree of care) that the Receiving Party uses to protect its own Proprietary Information.  The obligations imposed by this Article 4 shall expire five (5) years after this Agreement’s completion or termination, and shall not apply to any information that: (a) is or becomes publicly known through no fault of the Receiving Party; (b) is developed independently by the Receiving Party prior to the date of disclosure, as evidenced by a written record; or (c) is rightfully obtained by the Receiving Party from a third party entitled to disclose the information without confidentiality restrictions.

4.3. Permitted Disclosures.  A Receiving Party may disclose a Disclosing Party’s Proprietary Information if required by law (including without limitation, federal or state securities laws) or by a court or other governmental authority, provided that in any case where a Receiving Party proposes to disclose a Disclosing Party’s Proprietary Information because disclosure is required as provided above, (a) the Receiving Party shall provide the Disclosing Party with prior notice of the proposed disclosure, (b) at the request of and in consultation with the Disclosing Party, the Receiving Party shall undertake efforts to maintain the confidential nature of the Disclosing Party’s Proprietary Information, or appropriately redact portions thereof, and (c) the Receiving Party shall cooperate with the Disclosing Party’s actions to prevent disclosure of the Disclosing Party’s Proprietary Information.

4.4. Injunctive Relief.  Either Party’s breach of this Article 4 would cause the other Party irreparable injury for which it would not have an adequate remedy at law.  The non-breaching Party shall be entitled to seek injunctive relief in a court of competent jurisdiction in addition to other legal or equitable remedies.

5. Representations and Warranties

5.1. Authority.  Each Party represents and warrants that it has the authority to enter into this Agreement.

5.2. Non-Infringement.  Developer represents and warrants that to the best of its knowledge, the Services and Deliverables will not infringe any Intellectual Property right of any third party or otherwise conflict with the rights of any third party, and that Developer has the right to grant to IQT and the Government the rights specified in this Agreement.

5.3. No Other Warranties.  THE EXPRESS WARRANTIES IN THIS AGREEMENT SHALL BE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. Indemnity

6.1. Third Party Claims; Reimbursement.  Subject to the procedures provided in Section 6.2, Developer shall defend, indemnify, and hold harmless IQT and its trustees, officers, agents and employees (“IQT Indemnified Parties”), and indemnify and hold harmless, but not defend, the Government, from and against all third-party actions, claims, subpoenas, and suits (collectively, “Third Party Claims”) relating to or resulting from any actual or alleged: (a) infringement of Intellectual Property rights by Developer, the Services or Deliverables, or other conflicts with the rights of any third party associated with the Services or Deliverables; (b) acts or omissions of Developer’s employees and contractors (collectively, “Agents”) or the presence of such Agents at IQT’s or the Government’s facilities (except to the extent a Third Party Claim results from IQT’s or the Government’s negligence or willful misconduct), including Third Party Claims resulting from injuries to such Agents or injuries, property damage, or loss of data caused by such Agents; (c) failure of Developer or its Agents to comply with applicable laws and regulations or to obtain necessary licenses, permits or approvals; or (d) failure of Developer or its Agents to perform obligations arising from its relationships with its Agents, including any Third Party Claims by its Agents or any taxing authority.  If such Deliverables are alleged in any Third Party Claim to be infringing or if in the opinion of Developer such Deliverables are likely to become the subject of a claim of infringement, Developer may either: (x) procure for IQT Indemnified Parties the right to continue using such Deliverables as authorized hereunder or (y) replace or modify such allegedly infringing Deliverables with a product that is functionally equivalent and non-infringing, and in such event, Developer shall not be required to indemnify to the extent the IQT Indemnified Party’s Expenses (as defined below) are due to the IQT Indemnified Party not employing such replacement or modification after receiving the same and being notified that it should thereafter employ the same to avoid a possible claim of infringement..  Developer shall reimburse each IQT Indemnified Party and the Government for any loss, damage, liability, and legal or other expenses (including costs and reasonable attorney’s fees) related to or resulting from Third Party Claims (collectively, “Expenses”) as such Expenses are incurred by the IQT Indemnified Party or the Government.

6.2. Procedures.  Developer’s obligations under Section 6.1 with respect to any Third Party Claim are conditioned on (a) Developer receiving prompt written notice of such Third Party Claim, except to the extent that Developer is not prejudiced by any delay in notice, and (b) IQT Indemnified Parties giving Developer sole control of the defense of such Third Party Claim (including selection of legal counsel) and any related settlement negotiations.  IQT Indemnified Parties and the Government shall cooperate with Developer in such defense to the extent the Third Party Claim concerns them (subject to Developer reimbursing the IQT Indemnified Party or Government for Expenses related to such cooperation requested by Developer).  Notwithstanding the foregoing, (i) IQT Indemnified Parties and the Government shall have the right to participate in the defense and settlement of any Third Party Claim against them at their expense; (ii) IQT Indemnified Parties shall have the right to have counsel of their own provided at Developer’s expense in the event counsel selected by Developer has an ethical conflict of interest in representing both Developer and IQT Indemnified Parties; and (iii) Developer shall not settle a Third Party Claim without the prior written consent of any affected IQT Indemnified Parties and the Government, as applicable, which shall not be withheld unreasonably; provided, however, that no such consent shall be required in the event that such settlement involves nothing more than the payment of money by Developer and does not involve, for example, any admission of any kind, including of liability. If Developer fails to assume the defense of any Third Party Claim against an IQT Indemnified Party within the earlier of (1) any deadline established by a third party in a written demand or by a court or (2) thirty (30) days after notice of the Third Party Claim, an IQT Indemnified Party may follow such course of action as it reasonably deems necessary to protect its interest and shall be indemnified for all Expenses reasonably incurred in such course of action; provided that the IQT Indemnified Party shall not settle a Third Party Claim without the consent of Developer, which shall not be withheld or delayed unreasonably.

7. Limitation of Liability

           IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES.  IN NO EVENT SHALL IQT BE LIABLE TO DEVELOPER FOR ANY CLAIMS ARISING FROM THE ACTS OR OMISSIONS OF THE GOVERNMENT OR THE GOVERNMENT’S CONTRACTORS.

8. Termination

8.1. Termination for Default by Either Party.  Either Party may terminate this Agreement for default if the other Party materially breaches this Agreement and does not cure the breach to the reasonable satisfaction of the non-breaching partywithin fourteen (14) days after written notice from the other Party specifying the alleged breach.

8.2. Termination upon Change of Control.  Developer shall provide IQT notice of any proposed “Change of Control” as soon as legally possible prior of the proposed closing date of any proposed Change of Control (subject to IQT’s execution of a reasonable non-disclosure agreement if disclosure would be prior to public release of the information).  IQT may terminate this Agreement upon a Change of Control, and condition the effectiveness of such termination upon the consummation of such Change of Control.  “Change of Control” means (a) an acquisition of Developer by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that would result in the transfer of fifty percent (50%) or more of the outstanding voting power of Developer or in which the shareholders of Developer immediately prior to such transaction would own, as a result of such transaction, less than a majority of the voting securities of the successor or surviving corporation immediately thereafter; (b) a merger of Developer and another entity in which Developer is not the surviving entity; (c) a sale, transfer or other disposition of all or substantially all of the assets of Developer (provided that a sale of the Developer’s high speed optical receivers business or optoelectronics solutions business shall not be considered a sale, transfer or other disposition of all or substantially all of the assets of Developer for purposes of this Section so long as the Developer remains an operating entity with a Terahertz systems business and is capable of performing its obligations under this Agreement); or (d) the exclusive licensing of all or substantially all of Developer’s Intellectual Property; provided that a transaction as described in clause (b) or (c) shall not constitute a Change of Control if its sole purpose is to change the state of Developer’s incorporation.

8.3. Post-Termination Procedures.  Promptly after any termination, Developer shall: (a) stop all work, except any activities specified by IQT necessary for an orderly termination; and (b) subject to agreement between Developer and IQT upon payment therefore and upon IQT’s request, all completed or uncompleted work requested by IQT that would have been delivered to IQT or incorporated or reflected in a Deliverable if this Agreement had been fully performed, provided that in no event shall such cost exceed the cost specified in the Statement of Work (if applicable) for such work.

9. Subcontractors

9.1. In General.  Developer shall not delegate any of its obligations under this Agreement to a contractor or any other third party without the prior written consent of IQT, which shall not be withheld unreasonably.  Developer shall provide IQT such information concerning any proposed contractor as IQT reasonably requests.

9.2. Provisions Required in Subcontracts.  Developer shall obtain from its contractors all performance, Deliverables, Intellectual Property and other rights necessary to fulfill Developer’s obligations to the Government and IQT under this Agreement.  Without limiting the foregoing, absent IQT’s prior written consent, Developer shall include in its agreements with its subcontractors each of the following Articles or Sections of this Agreement (modified such that where the term “Developer” appears in such provisions there is a reference to the subcontractor in the subcontract): 10.1, 10.3, 10.4, 11.1 and 12, and if potentially applicable 9.3 and 11.2.

9.3. Academic Institutions.  Developer shall, in accordance with applicable Intelligence Community policies, notify any academic institution that it proposes to use as a subcontractor that the work will be funded by the Intelligence Community.

10. Publicity

10.1. Publicity.      .Limitation on Publicity.  Developer shall not, without IQT’s prior written approval, use IQT’s name in press releases or promotional materials, provided, however, that, such written approval shall not be required where such release or announcement is required by applicable law including, but not limited to, disclosure requirements arising under or in connection with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided further, that in the event ~~of~~ such a release or announcement is required by applicable law, (x) Developer will provide reasonable advance notice to IQT and (y) Section 4 shall apply with respect to any Proprietary Information that Developer proposes to disclose in accordance with this Section.   Developer shall not, without IQT’s prior written approval make any public statement on the possible uses of the Deliverables by any IQT Customers or IQT.

10.2.       Agreed Statements. The Parties agree to develop mutually agreeable press releases or other public statements about their relationship; provided, however, Developer shall not be required to obtain IQT’s prior consent to issue such press releases or other public statements if all the following conditions are met:

(a) the issuance of such press release or other public statement is required under applicable law including, but not limited to, disclosure requirements arising under or in connection with the Exchange Act;

(b) Developer provides reasonable advance notice to IQT in the event such press release or other public statement is required to be disclosed under applicable law; and

(c) in the event Developer proposes to disclose any Proprietary Information in connection with such press release or other public statement, such disclosure is made in accordance with the terms and conditions of Section 4.

11. Notwithstanding Section 10.1, each Party may make public use of the information in such press releases and other statements without further consent of the other Party.

11.1. Media Contacts.  If a news organization or other third party contacts Developer concerning IQT or any IQT Customer, Developer shall make no comment, but shall instead refer the third party to IQT and promptly notify IQT of the third party contact.

11.2. Unauthorized Use of Name, Seal, and Initials. Developer may not (and shall not permit any person under Developer’s control to), except with the written permission of the applicable IQT Customer, use the name, initials or the seal of any such IQT Customer, or any colorable imitation of such name, initials or seal in connection with any merchandise, retail product, impersonation, solicitation or commercial activity in a manner reasonably calculated to convey the impression that such use is approved, endorsed or authorized by any such IQT Customer.

12. Required Government Security Provisions

12.1. Non-US Citizens.  Developer shall provide IQT with advance written notice of the names, passport number, citizenship, date and place of birth, and addresses of non-U.S. citizens (whether employees of Developer, its contractors or otherwise and including persons with dual citizenship) who perform any work with respect to the Statement of Work.

12.2. Source Code Security Audit.  Prior to software provided under this Agreement in executable form only (other than commercial products distributed in substantial quantities to other customers at the time of delivery under this Agreement) being installed or hosted on a system of any IQT Customer (as defined below)) (i.e., if the systems delivered that contain the provided software are deployed within a network environment), such IQT Customer must have adequate assurance that such software does not contain vulnerabilities such as viruses, trojan horses, trap doors, or other similar malicious instruction or techniques.  To provide this assurance, Developer shall permit an employee or representative of any IQT Customer access to the source code for such software.  Such access shall be subject to a nondisclosure agreement, acceptable to Developer, which prohibits disclosure of the source code and limits the use of the source code to testing for vulnerabilities.  Such access may be provided at Developer’s facility, and may be supervised by Developer.  Developer may propose any alternative approach, which must be approved in writing by the applicable IQT Customer.

13.  Required Government Legal Compliance Provisions

13.1. Compliance with Laws.  Developer shall comply with all laws applicable to this Agreement and the performance thereof, including 41 U.S.C. §§ 51-58 (the Anti-Kickback Act) and 31 U.S.C. § 1352 (entitled “Limitations on use of appropriated funds to influence certain Federal contracting and financial transactions”).

13.2. Notification of Export License Applications.  Developer shall provide IQT with written notification and a copy of any export license application pertaining to technology developed directly under this Agreement as soon as possible but no later than the date of Developer’s filing of such application.  Developer shall comply with the requirements imposed by the Export Administration Act of 1979 (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706), the Arms Export Control Act (22 U.S.C. § 2778 et seq.), and regulations promulgated under such Acts, and Executive Orders issued as a result of such Acts.

13.3. Certification and Disclosure under 31 U.S.C. § 1352

13.3.1. Developer, by signing this Agreement, hereby certifies to the best of its knowledge and belief that no Federal appropriated funds have been paid or will be paid to any person for influencing or attempting to influence an officer or employee of any Federal agency, a Member of Congress, an officer or employee of Congress, or an employee of a Member of Congress on its behalf in connection with the awarding of this Agreement, or any extension, continuation, renewal, amendment or modification of this Agreement.

13.3.2. Developer represents that no registrant under the Lobbying Disclosure Act of 1995 has made a lobbying contact on behalf of Developer with respect to this Agreement as of the Effective Date.  Developer agrees that if any registrant under the Lobbying Disclosure Act of 1995 subsequently makes a lobbying contact on Developer’s behalf with respect to this Agreement, Developer shall complete and submit to IQT OMB standard form LLL, Disclosure of Lobbying Activities, to provide the name of the lobbying registrants, including the individuals performing the services.  Developer also agrees that if any change occurs that affects Block 10 of the OMB Standard Form (name and address of lobbying registrant or individuals performing services), Developer shall submit an updated disclosure using OMB Standard Form LLL to IQT within twenty (20) days after the end of the calendar quarter in which the change occurs.

13.3.3. Developer shall obtain and retain a declaration, including the certification and disclosure in Sections 12.3.1 and 12.3.2, from each subcontractor receiving a subcontract under this Agreement exceeding $100,000, and Developer shall provide IQT all disclosures provided by any subcontractor as required under Section 12.3.2.

13.4. Disclosure of Debarment, Suspension and Proposed Debarment.  Developer represents that, as of the Effective Date, Developer and its principals are not debarred, suspended or proposed for debarment by the Government.  Developer agrees to disclose to IQT as soon as practicable if Developer or its principals become debarred, suspended or proposed for debarment by the Government after the Effective Date.

14. General Terms and Conditions

14.1. Governing Law.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Virginia, without regard to its conflict of law principles.

14.2. Contract Interpretation. This Agreement shall be construed without regard to the Party responsible for its preparation and shall be deemed to have been prepared jointly by the Parties.

14.3. Survival of Terms.  The following Articles or Sections of this Agreement shall remain in effect after this Agreement’s termination or completion: 1,3, 4, 5, 6 (but only until the expiration of the period of the statute of limitations applicable to the underlying Third Party Claim), 7, 8.2, 10, 11.2, 12.2, 12.3 and 13.

14.4. Severability.  If any provision of this Agreement is determined by a court to be unenforceable as drafted, that provision shall be construed in a manner designed to effectuate its purpose to the greatest extent possible under applicable law, and the enforceability of other provisions shall not be affected.

14.5. Headings.  All headings in this Agreement are included solely for convenient reference, and shall not affect its interpretation.

14.6. Notices.  All notices sent under this Agreement shall be in writing and: (a) hand delivered; (b) transmitted by fax or electronic mail, with a copy sent concurrently by certified mail, return receipt requested; or (c) delivered by prepaid overnight courier.  Notices shall be sent to the representatives of the Parties identified in Exhibit 4.

14.7. Relationship of the Parties.  Nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties, or as authorizing either Party to act as agent for the other or to enter into contracts on behalf of the other.  At no time shall IQT be deemed to be the employer of Developer’s employees or the employer of Developer’s contractors’ employees.

14.8. Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

14.9. Agreement Modifications.  This Agreement may be modified or amended only by a written agreement signed by both Parties.

14.10. Entire Agreement.  This Agreement, inclusive of all exhibits, constitutes the entire agreement between the parties concerning its subject matter and supersedes any prior agreements between the parties concerning the subject matter of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

The Parties have caused this Agreement to be executed by their respective duly authorized officers as of the Effective Date.

In-Q-Tel, Inc.		Advanced Photonix, Inc.

By:		By:	/s/ Richard Kurtz
Name:	[***]	Name:	Richard Kurtz
Title:	[***]	Title:	Chairman & Chief Executive Officer

Picometrix, LLC

By:
Name:
Title:

EXHIBIT 1
STATEMENT OF WORK

1  Introduction

In-Q-Tel’s participating customer in this transaction is the Transportation Security Administration (TSA).  This Statement of Work (SOW) is designed to apply Developer’s terahertz technology to anomaly detection.  An anomaly refers to any external object on the body that is not part of the body, and the term is meant to separate conceptually from the detection of a specific threat such as an explosive.  The system is intended to detect anomalous objects on the body of a person that may be hidden under layers of cloth or a cast without the need for imaging or a lengthy physical pat-down procedure, which avoids the associated privacy concerns and time-consuming operator image review.  The form factor of the proposed unit is a handheld device or “wand” attached with an umbilical to a portable control unit.  Major deliverables include Final Design Documentation and three Prototypes Instruments.  Two of these Prototype Instruments will be used by third parties in effectiveness testing and human factors testing (the third Prototype Instrument will be for IQT’s ROC facility).

2  Deliverables and Services

This project is divided into 6 phases: Phase I (Product Definition), Phase II (Requirements Decomposition), Phase III (Product Design), Phase IV (Product Build & Test), Phase V (Field Deployment & Third Party Testing), and Phase VI (Reporting).  IQT and Developer agree that program phases are to be performed sequentially.

2.1	Deliverables, Services, and Global Specifications Common to All Phases of the SOW

2.1.1	Reporting Deliverables

2.1.1.1	Program Plan

Developer shall prepare and deliver a program plan outlining the execution of the work performed under this SOW in Gantt chart form, preferably using the Microsoft Project platform.  Included in this plan shall be a list of technical and programmatic risks for the project, and proposed mitigating steps for each.  This program plan shall be updated, presented, and delivered at the Kickoff Meeting & Project Charter Review and each following meeting.

2.1.1.2	Monthly Progress Reports

Developer shall deliver Monthly Progress Reports by the 10th of the month for the preceding month.  The monthly progress reports shall be in the format of a brief 1-2 page descriptive PDF update document.  Monthly Progress Reports shall include:

●	Progress towards Deliverables and plans for the next period
●	A description of Services performed.
●	A description of technical issues pertinent to the Deliverables.
●	Disclosure of any potential risk to timely delivery of the Deliverables.
●	Discussion of pertinent personnel changes (hires/fires, etc).
●	Review of open issues identified at the previous meeting(s).

2.1.2	Meeting Deliverables

For each meeting, Developer will coordinate, facilitate and lead a meeting that provides a forum for the Developer, IQT, US Government and other invited personnel to discuss specific issues related to the development effort.  In advance of each meeting the Developer will prepare and distribute the agenda and the appropriate documentation needed to prepare for the meeting.  For reviews, these materials will be distributed at least 3 business days prior to the meeting and will include copies of the documents being submitted in support of the review.

Meetings may be conducted at the Developer’s facility, IQT’s Virginia facility or any alternative facility identified by IQT and reasonably acceptable to Developer.  For each meeting, Developer will draft and distribute meeting minutes to the invited attendees within 5 days of the meeting.  These minutes will, whenever feasible, include: a summary of the items discussed, a summary of significant issues, decisions and action items identified at the meeting.  The minutes will include copies of any slides or materials presented during the meeting.

Document deliveries and updates shall be defined as Deliverable requirements for a review.  Documents delivered as part of a review will, to Developer’s knowledge, be accurate and contain the most current information known to the Developer when distributed.

All participants in meetings will be approved by In-Q-Tel.

IQT personnel and/or its customers may perform site visits from time to time to view technical progress.  These visits must be cleared with Developer at least fourteen (14) days in advance.

2.1.3	Marketing Materials

Developer shall deliver marketing presentations and technical materials to enable IQT to present and promote Developer’s technology, organizational capability and associated products to Government customers.  Such materials will include items such as Technical Presentations, Demonstration Materials, Product Technical Data Sheets and Press Releases.

2.2	Phased Deliverables and Services

2.2.1	Phase I – Product Definition

2.2.1.1	Kickoff Meeting & Project Charter Review

Developer shall participate in a Kickoff Meeting & Project Charter Review with representatives of IQT and optionally IQT’s customers to be conducted in accordance with Paragraph 2.1.2.  Following the Program Kickoff Meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes (“Kickoff Meeting Minutes”) that reflects Developer’s understanding of the conclusions to the items covered during the Program Kickoff Meeting.  At a minimum, the following items will be covered during the Program Kickoff Meeting:

●	The parties will review the entire development program including:
o	Functional Requirements – a description/statement of the product or application functional and operational requirements. This will include a review of mutually agreed upon technical requirements.
o	Project Charter - a basic description of the project scope, the deliverables, project duration, and a forecast of the resources the company will invest.
●	The parties will confirm logistical arrangements, if any, for the execution of the development program.
●	The parties will have an opportunity to clarify any ambiguity in the technical description of the effort.

Any documents, reports or other materials delivered by Developer to IQT as part of the Kickoff Meeting & Project Charter Review shall be “Deliverables” for the purposes of this Agreement.

2.2.2	Phase II – Requirements Decomposition

2.2.2.1	Preliminary Design Documentation

The Preliminary Design Documentation shall address Developer’s plans to meet the mutually agreed upon technical requirements.  This Preliminary Design Documentation should also include:

●	Functional Specifications – description of the product or application’s intended capabilities, appearance and interaction with users
●	Product Design Analysis
●	Conceptual Drawings
●	Project Schedule

2.2.2.2 Preliminary Design Documentation Meeting

Developer shall participate in a Preliminary Design Documentation Meeting with representatives of IQT and optionally IQT’s customers to be conducted in accordance with Paragraph 2.1.2.  Following the Preliminary Design Documentation Meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes (“Preliminary Design Documentation Meeting Minutes”) that reflects Developer’s understanding of the conclusions to the items covered during the Preliminary Design Documentation Meeting.  At a minimum, the following items will be covered during the Preliminary Design Documentation Meeting:

•	The parties will review the Preliminary Design Documentation to evaluate the ability to meet requirements and identify any problems and propose necessary actions.
•	The Developer shall provide a program status update in a format of the Developer’s choosing
•	The parties will plan and confirm logistical arrangements for the rest of Phase II and future phases.
•	The parties will have an opportunity to clarify any ambiguity in the technical description of the effort.

Any documents, reports or other materials delivered by Developer to IQT as part of the Preliminary Design Documentation Meeting shall be “Deliverables” for the purposes of this Agreement.

2.2.2.3	Operator Feedback Session

Developer shall participate with IQT and optionally IQT customers in an Operator Feedback Session at a mutually agreed upon site.  At this session, the Developer shall supply a mock-up of the hand-held wand for operator(s) to handle and supply feedback to the Developer.  It is not required that the mock-up be operational; however, it should look and feel like the intended final design.

2.2.3	Phase III – Product Design

2.2.3.1	Design Documentation

The Design Documentation shall be an updated version of the Preliminary Design Documentation which has at a minimum taken into account feedback from the Preliminary Design Review Meeting and Operator Feedback Session.  The Design Documentation shall address Developer’s plans to meet the mutually agreed upon technical requirements.  This Design Documentation should specifically include:

●	Functional Specifications – description of the product or application’s intended capabilities, appearance and interaction with users
●	Product Design Analysis
●	Conceptual Drawings
●	Project Schedule

2.2.3.2	Design Review Meeting

Developer shall participate in a Design Review Meeting with representatives of IQT and optionally IQT’s customers to be conducted in accordance with Paragraph 2.1.2. Following the Design Review Meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes (“Design Review Meeting Minutes”) that reflects Developer’s understanding of the conclusions to the items covered during the Design Review Meeting.  At a minimum, the following items will be covered during the Design Review Meeting:

●	The parties will review the Design Documentation to evaluate the ability of the results of design and development to meet requirements and identify any problems and propose necessary actions.
●	The Developer shall provide a program status update in a format of the Developer’s choosing.
●	The parties will plan and confirm logistical arrangements for the rest of Phase III and future phases.
●	The parties will have an opportunity to clarify any ambiguity in the technical description of the effort.
●	Test plans for the Prototype Instruments

Any documents, reports or other materials delivered by Developer to IQT as part of the Design Review Meeting shall be “Deliverables” for the purposes of this Agreement.

2.2.3.3	Specification Sign-off

Developer shall submit Developer’s Final Design Documentation for the Specification Sign-Off deliverable including but not limited to functional specifications, product design analysis, conceptual drawings, and project schedule.  The Final Design Documentation shall also address the mutually agreed upon technical requirements.  IQT will not sign-off to accept this Specification Sign-off deliverable and/or proceed to later phases in this SOW unless IQT reasonably determines that all of the mutually agreed upon technical requirements are achievable in the Prototype Instrument based on the Final Design Documentation.

2.2.4	Phase IV – Product Build & Test (3 systems)

2.2.4.1	Phase IV Quarterly Report

Developer shall deliver a Phase IV Quarterly Report which shall be comprehensive and include:

●	Detailed Progress towards Deliverables and plans for the next period.
●	An updated SOW Program Plan
●	A summary description of Services performed.
●	An in depth description of technical issues pertinent to the Deliverables.
●	Disclosure of any potential risk to timely delivery of the Deliverables.
●	Identification of any “Subject Inventions” (as contemplated by Exhibit 4).
●	Discussion of pertinent personnel changes (hires/fires, etc).
●	Review of open issues identified at previous meeting(s) or in previous reports.

2.2.4.2	Phase IV Quarterly Meeting

Developer shall participate in a Phase IV Quarterly Meeting with representatives of IQT and optionally IQT’s customers to be conducted in accordance with Paragraph 2.1.2. Following the Phase IV Quarterly Meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes that reflect Developer’s understanding of the conclusions to the items covered during the meeting.  At a minimum, the following items will be covered during the meeting:

●	The parties will review the Phase IV development effort.
●	The parties will confirm logistical arrangements, if any, for the execution of Phase IV.
●	The parties will have an opportunity to clarify any ambiguity in the technical description of the effort.
●	The parties will review acceptance testing for the prototypes
●	The parties will review plans for third party testing in Phase V

Any documents, reports or other materials delivered by Developer to IQT as part of the Phase IV Quarterly Meeting shall be deemed “Deliverables” for the purposes of this Agreement.

2.2.4.3	Operational Demonstration/Meeting

Developer shall participate in an Operational Demonstration/Meeting with representatives of IQT and optionally IQT’s customers.  Following the demonstration/meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes that reflect Developer’s understanding of the conclusions to the items covered during the meeting.  At a minimum, the following items will be covered during the demonstration/meeting:

●	The prototypes’ ability to detect anomalies will be demonstrated using a few examples of anomalies in different concealments.
●
The parties will review the Developer’s test results to confirm that it meets the mutually agreed upon technical requirements. For acceptance of this Operational Demonstration/Meeting deliverable, the test results must be from the Prototype Instruments that will be shipped to IQT as part of deliverable 2.2.4.4 and the test results must indicate to IQT satisfaction that all mutually agreed upon technical requirements have been met.  However, it is understood that the Developer may not be able to test all types of listed explosives, and stimulants may be used as a substitute when appropriate.

●	The parties will confirm logistical arrangements, if any, for the execution of Phase IV and V.
●	The parties will have an opportunity to clarify any ambiguity in the technical description of the effort.

Any documents, reports or other materials delivered by Developer to IQT as part of the Operational Demonstration/Meeting shall be deemed “Deliverables” for the purposes of this Agreement.

2.2.4.4	Prototype Instruments and Documentation

Developer shall deliver 3 Prototype Instruments and Documentation that match the specifications in the final design document and meet the mutually agreed upon technical requirements.  Included with each prototype will be hardware and software user manuals, suggested screening protocol, and instructions for operation.
A full test report will also be supplied by the Developer which demonstrates the ability of each Prototype Instrument to meet the mutually agreed upon technical requirements.  For acceptance of the Prototype Instruments and Documentation, the test report must demonstrate to IQT satisfaction that the Prototype Instruments meet all of the mutually agreed upon technical requirements.  As discussed in deliverable 2.2.4.3, it is understood that the Developer may not be able to test all types of listed explosives, and simulants may be used as a substitute when appropriate.

2.2.5	Phase V – Field Deployment & Third Party Testing

2.2.5.1	Suitability testing (Human Factors Evaluation)

The prototype shall be evaluated by potential operators of the equipment and provide feedback. These evaluations will be between 1-2 hours each at 3-5 locations.

2.2.5.2	Effectiveness Testing

The effectiveness of the Prototype Instruments in determining the presence of an anomaly shall be evaluated at a third party facility.

2.2.6	Phase VI – Reporting

2.2.4.1	Test Results & Final Summary Meeting

Developer shall participate in a Test Results & Final Summary Meeting with representatives of IQT and optionally IQT’s customers.  Following the meeting, Developer shall provide to IQT a copy of Developer’s recorded meeting minutes that reflect Developer’s understanding of the conclusions to the items covered during the meeting.  At a minimum, the following items will be covered during the meeting:

●	The parties will review the Phase V test results.
●	The parties will have an opportunity to clarify any ambiguity in the results.
●	The parties will discuss possible next steps.

Any documents, reports or other materials delivered by Developer to IQT as part of the Test Results & Final Summary Meeting shall be deemed “Deliverables” for the purposes of this Agreement.

2.2.4.2	Final Summary Report

Developer shall deliver a Final Summary Report which shall be comprehensive and include:

●	Description of the delivered Prototype Instruments
●	Review of testing results of the Prototype Instruments (only necessary if Phase V - Field Deployment & Third Party Testing has been completed)
●	A summary description of Services performed.
●	Identification of any “Subject Inventions” (as contemplated by Exhibit 4).
●	Review of open issues identified at previous meeting(s) or in previous reports.

Note: The Final Summary Report may be delivered before the Test Results & Final Summary Meeting if 2 months have passed after delivery of the Prototype Instruments and Documentation and Phase V has not been completed.

2.3	Additional Deliverables and Services

2.3.1	Technical Support

Developer shall provide Technical Support to IQT or optionally IQT’s customer until IQT or IQT’s customer is sufficiently familiarized with the operation of the Prototype Instrument to be able to operate the Prototype Instrument in the absence of Developer’s personnel.  The level of on-site technical support will not be required to exceed 16 man-hours.  Developer may, at its sole discretion, elect to continue support beyond the 16 hours.  Alternatively, further support, if deemed necessary by IQT, may be arranged under a separate agreement.

3	Delivery and Payment Schedule
3.1	Delivery Dates

Developer will perform the Services and deliver to IQT and/or, at the direction of IQT, to IQT’s customer, the Deliverables in accordance with the dates specified in the table below, or as otherwise mutually agreed by the parties; provided, however, that such dates will be extended as necessary to account for delays caused by the failure of IQT to provide information or approvals as provided in this Statement of Work.

3.2           Payment Dates

The total fee for the Deliverables and Services to be provided under this Statement of Work is $1,800,000.  Developer will provide to IQT (and/or IQT’s customers as IQT may direct) the Deliverables and Services as specified in the following schedule.  Developer will provide Services specified in this Statement of Work but not otherwise specified in the schedule below at no additional charge.  At the time of delivery of a Deliverable, Developer will email contracts@IQT.org and AccountsPayable@IQT.org, specifying the contract number (Sub Contract No. API/Picometrix 01) and identifying the Deliverable being provided.

Payments made by IQT hereunder will be in accordance with and subject to Exhibit 2 of the Development Agreement.

3.3	Deliverables and Services Schedule

Deliverables Schedule

Milestone/Deliverable	Delivery Date	Payment upon deliverable acceptance (where applicable)
Monthly Progress Reports	No later than the 10th of each month for the preceding month (no progress reports are due for months in which a Quarterly report or Design Document is due)
Program Plan	Duration of Work Program
Marketing Materials	Duration of Work Program
Technical Support	Duration of Work Program
Effective Date	Date of signing the contract

Phase I - Product Definition: Customer Requirements, Functional Requirements
• Kickoff Meeting & Project Charter Review	1 month from Effective Date	$200K
Phase II – Requirements Decomposition: Functional Specifications, Product Design Analysis, Conceptual Drawings, Project Schedule
• Preliminary Design Documentation	3 months from Effective Date	$200K
• Preliminary Design Documentation Meeting	3 months from Effective Date	$200K
• Operator Feedback Session	3.5 months from Effective Date	$200K

Phase III – Product Design: Functional Specifications, Drawings, Design Reviews, Material Procurement
• Design Documentation	5.5 months from Effective Date	$400K
• Design Review Meeting	5.5 months from Effective Date	$400K
• Specification Sign-off	5.5 months from Effective Date	$400K

Phase IV – Product Build & Test (3 systems): Test Plans, Prototype Builds, Design Reviews, Validation Report
• Monthly Progress Report	7 months from Effective Date	$200K
• Phase IV Quarterly Report	9 months from Effective Date	$300K
• Phase IV Quarterly Meeting	9 months from Effective Date	$300K
• Operational Demonstration/Meeting	12 months from Effective Date	$400K
• Prototype Instruments and Documentation	12 months from Effective Date	$400K

Phase V – Field Deployment & Third Party Testing
• Suitability testing (Human Factors Evaluation)	Start 12 months from Effective Date
• Effectiveness testing	Start 12 months from Effective Date

Phase VI – Reporting
• Test Results and Final Summary Meeting	1 month after completion of customer testing
• Final Summary Report	1.5 month after completion of customer testing or 2 months after delivery of Prototype Instruments and Documentation whichever occurs first	$100K
Work Program Total:		$1,800,000

4     Acceptance Process

All Deliverables are subject to review and acceptance by IQT.  Each Deliverable will be deemed to have been accepted by IQT forty-five (45) days after IQT’s receipt of such Deliverable (counting the date of such receipt as the first day in such 45-day period), unless IQT provides Developer with written notice (containing reasonable detail) of the defects in the Deliverable, that cause the Deliverable not to conform with the specifications and requirements set forth in this Statement of Work or agreed to by both parties during the technical meetings and documented in the accepted specifications documents  Any Deliverables not properly rejected in writing during such 45 day period will be deemed accepted. Developer will have twenty (20) days following IQT’s notice of rejection (counting the first day of such notice as the first day in such 20-day period) in which to correct any defects in the Deliverable and to deliver a corrected Deliverable to IQT for its review and acceptance as set forth above.  In the event that IQT does not accept such corrected Deliverable, IQT may, in its sole discretion and in addition to any other available remedies (e.g., if Developer is also in breach of this Agreement): (i) extend the correction period and repeat the acceptance process set forth herein, or (ii) immediately terminate this Agreement on written notice to LV.

5     Quality Assurance Statement

Developer will assure that the quality of the Deliverables and the Services provided hereunder are consistent with the requirements outlined in this Statement of Work.

[END OF EXHIBIT]

EXHIBIT 2
INVOICE PROCEDURE

Developer shall receive payments in the amounts and at the times specified in the Statement of Work.

This is a firm fixed price contract.  The payments specified in the Statement of Work are Developer’s complete payment for all Services and Deliverables to be provided hereunder, and include all out-of-pocket costs and expenses and costs associated with any Third Party IP required to provide the Deliverables or Services.  If Developer believes that it has been directed by any IQT representative to perform work that exceeds the scope of the Agreement, Developer shall promptly bring this to IQT’s attention through a written notice delivered to the IQT representatives designated to receive notices in Exhibit 4 to this Agreement.

No out-of-pocket travel or other costs and expenses shall be charged to IQT unless they are authorized by IQT in advance of Developer incurring such costs or expenses.  To be reimbursed for such costs and expenses, Developer shall provide original receipts for costs and expenses of twenty-five dollars ($25.00) or more.

Developer shall submit invoices for all payments it is entitled to receive under this Agreement.  Developer shall submit invoices (i) at the same time Developer delivers any Deliverable pursuant to the Statement of Work, or (ii) promptly after the completion of any Service pursuant to the Statement of Work, provided that in the event the delivery of any Deliverable is associated with such Service, then Developer shall submit an invoice at the same time Developer delivers the last Deliverable associated with such Service.  IQT shall pay proper invoices within [***] after (a) IQT’s acceptance of a Deliverable pursuant to Section 4 of the Statement of Work (“Acceptance Process”) or (b) completion of any Service and, if applicable, acceptance of all Deliverables associated with such Service pursuant the Acceptance Process.

Developer shall send invoices via any of the 3 methods described below:

1.	Email: AccountsPayable@iqt.org

2.	Fax: 703.248.3062 (Attn: Accounts Payable)

3.	Mail:

Accounts Payable
In-Q-Tel, Inc.
2107 Wilson Blvd., Suite 1100
Arlington, VA 22201

Each invoice shall contain the following information:

●	Invoice number and invoice date
●	Name and address of Developer and address for sending payment
●	Agreement or purchase order number
●	Identification of the Deliverable or Service from the Statement of Work or purchase order
●	Contact person for questions

Questions about payments should be sent by email to AccountsPayable@iqt.org or call 703.248.3000 and ask for Accounts Payable.

[END OF EXHIBIT]

EXHIBIT 3
GOVERNMENT DATA RIGHTS

1.     Definitions
    The following terms shall have the meanings specified below.  Any term not defined below shall have the meaning set forth in this Agreement.

“Computer Database” or “Database” means a collection of recorded information in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include Computer Software.

“Computer Software” means (1) computer programs that comprise a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations; and (2) recorded information comprising source code listings, design details, algorithms, processes, flow charts, formulas, and related material that would enable the computer program to be produced, created, or compiled.  The term does not include Computer Databases or Computer Software Documentation.

“Computer Software Documentation” means owner’s manuals, user’s manuals, installation instructions, operating instructions, and other similar items, regardless of storage medium, that explain the capabilities of the Computer Software or provide instructions for using the Computer Software.

“Data” means recorded information, regardless of form or the media on which it may be recorded.  The term includes Technical Data and Computer Software.  The term does not include information incidental to contract administration, such as financial, administrative, cost or pricing, or management information.

“Form, Fit, and Function Data” means Data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability, as well as Data identifying source, size, configuration, mating, and attachment characteristics, functional characteristics, and performance requirements; except that for Computer Software it means Data identifying source, functional characteristics, and performance requirements, but specifically excludes the source code, algorithm, process, formulae, and flow charts of such Computer Software.

“Government Purpose” means any activity in which the United States Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or international organizations.  Government Purpose includes competitive procurement, but does not include the rights to use, modify, reproduce, release, perform, display, or disclose Data for commercial purposes or to authorize others to do so.

“Government Purpose License Rights” means the rights: (1) to use, modify, reproduce, release, perform, display, or disclose Data within the Government without restriction; and (2) to release or disclose Data outside the Government and authorize persons to whom release or disclosure has been made to use, modify, reproduce, release, perform, display, or disclose the Data for Government Purposes only.

“Limited Rights” means the rights of the Government in Limited Rights Data as set forth in the Limited Rights Notice at Section 7.2 of this Exhibit.

“Limited Rights Data” means Data (other than Computer Software) that embody trade secrets or are commercial, or financial and confidential, or privileged, to the extent that such Data pertain to items, components, or processes developed at private expense, including minor modifications thereto.

Sub Contract No. API/Picometrix 01

“Restricted Computer Software” means Computer Software developed at private expense and that is a trade secret; is commercial or financial, and is confidential or privileged; or is copyrighted Computer Software, including minor modifications of such Computer Software.

“Restricted Rights” means the rights of the Government in Restricted Computer Software (including minor modifications of such Computer Software), as set forth in a Restricted Rights Notice at Section 7.3 of this Exhibit.

“Technical Data” means recorded information (regardless of the form or method of the recording) of a scientific or technical nature (including Computer Databases and Computer Software Documentation).  The term includes recorded information of a scientific or technical nature that is included in Computer Databases.  This term does not include Computer Software.

2.     Allocation of Rights

2.1.                The Government shall have Government Purpose License Rights in:
(i)	Data first produced by Developer in the performance of this Agreement;
(ii)	Form, Fit, and Function Data delivered by Developer to IQT under this Agreement, if IQT delivers such Data to the Government;
(iii)
Data delivered by Developer to IQT under this Agreement (except for Restricted Computer Software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this Agreement, if IQT delivers such Data to the Government; and

(iv)
All other Data delivered by Developer to IQT under this Agreement (unless provided otherwise for Limited Rights Data or Restricted Computer Software pursuant to Section 7 of this Exhibit) if such Data is delivered by IQT to the Government.

2.2.	Developer shall retain its ownership of Data, and specifically shall have the rights referenced in Sections 3.1, 4, 5, 6, and 7 of this Exhibit.

3.     Copyright

3.1
Developer may establish claim to copyright subsisting in any Data first produced by Developer in the performance of this Agreement.  When claim to copyright is made, Developer shall affix to the Data the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including Contract No. [***] between the Government and IQT) when such Data are delivered to IQT and are published or deposited for registration as a published work in the U.S. Copyright Office.  Developer hereby grants to the Government the license rights specifically granted in Sections 2.1 and 7 of this Exhibit.

3.2
Developer shall not, without prior written permission of IQT, incorporate in Data delivered under this Agreement any Data not first produced in the performance of this Agreement that contains the copyright notice of 17 U.S.C. 401 or 402, unless Developer identifies such Data to IQT and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in Section 3.1 of this Exhibit.

3.3
Pursuant to its contract with IQT, the Government has agreed not to remove any copyright notices placed on Data pursuant to this Section 3, and to include such notices on all reproductions of the Data.

Sub Contract No. API/Picometrix 01

4.     Release, Publication and Use of Data

4.1
Developer shall have the right to use, reproduce, modify, release, perform, display, distribute, and disclose any Data first produced by Developer, or specifically used by Developer, in the performance of this Agreement except as prohibited by federal law or regulation (e.g., export control or national security laws and regulations).

4.2.
If Developer receives or is given access to Data that contain restrictive markings, it shall treat the Data in accordance with such markings unless otherwise specifically authorized in writing by In-Q-Tel.

5.     Unauthorized Marking of Data

If any Data delivered by Developer to IQT bear any restrictive markings not authorized by this Exhibit 3, IQT or the Government may at any time either return the Data to Developer or cancel or ignore the markings.

6.     Omitted or Incorrect Markings

6.1.
Data delivered by Developer to IQT without any of the restrictive notices authorized by Sections 3 or 7 of this Exhibit shall be deemed to have been furnished with Government Purpose License Rights in such Data.  However, if the Data has not been disclosed without restriction outside IQT and the Government, Developer may request permission to IQT to have notices placed on qualifying Data within 5 months after delivery of such Data to the Government, and the Government may agree to do so if Developer:

(i)           Identifies the Data to which the omitted notice is to be applied;
(ii)           Demonstrates that the omission of the notice was inadvertent;
(iii)           Establishes that the use of the proposed notice is authorized; and
(iv)
Acknowledges that neither In-Q-Tel nor the Government has any liability with respect to the disclosure, use, or reproduction of any such Data made prior to the addition of the notice or resulting from the omission of the notice.

6.2.	The Government may permit correction of incorrect notices if Developer identifies the Data on which correction of the notice is to be made and demonstrates that the correct notice is authorized.

7.     Protection of Limited Rights Data and Restricted Computer Software

7.1.
When Data other than that listed in Paragraphs 2.1(i)-(iii) of this Exhibit are specified to be delivered under this Agreement and qualify as either Limited Rights Data or Restricted Computer Software, if Developer desires to continue protection of such Data, Developer may instruct IQT to withhold such Data from the Government.  As a condition to this withholding, Developer shall identify to IQT the Data being withheld and furnish Form, Fit, and Function Data to IQT for delivery to the Government in lieu of delivery thereof.  Limited Rights Data that are formatted as a Computer Database for delivery to the Government shall be treated as Limited Rights Data and not Restricted Computer Software.

7.2.
This Agreement may identify and specify the delivery of Limited Rights Data to the Government or the Government may require the delivery of such Data by written request.  If delivery of such Data is so required, Developer may affix the following "Limited Rights Notice" to the Data and the Government will thereafter treat the Data, subject to the provisions of Sections 5 and 6 of this Exhibit, in accordance with such Notice:

Sub Contract No. API/Picometrix 01

LIMITED RIGHTS NOTICE
These data are submitted with limited rights under Government contract No. [***] (and Sub Contract No. API/Picometrix 01).  These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Developer, be used for purposes of manufacture or distribution of commercial products nor disclosed outside the Government.

This Notice shall be marked on any reproduction of these data, in whole or in part.
(End of notice)

7.3
This Agreement may identify and specify the delivery of Restricted Computer Software to the Government or the Government may require the delivery of such Computer Software by written request.  If delivery of such Computer Software is so required, Developer may affix the following "Restricted Rights Notice" to the Computer Software and the Government will thereafter treat the Computer Software, subject to Sections 5 and 6 of this Exhibit, in accordance with the Notice:

RESTRICTED RIGHTS NOTICE
(a)
This computer software is submitted with restricted rights under Government Contract No. [***] (and Sub Contract No. API/Picometrix 01).  It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (b) of this Notice.

(b)	This computer software may be:
(1)	Used or copied for use in or with the computer or computers for which it was acquired, including use at any Government installation to which such computer or computers may be transferred;
(2)	Used or copied for use in a backup computer if any computer for which it was acquired is inoperative;
(3)	Reproduced for safekeeping (archives) or backup purposes;
(4)
Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software incorporating restricted computer software shall be subject to the same restricted rights;

(5)
Disclosed to and reproduced for use by support service contractors and subcontractors in accordance with subparagraphs (b)(1) through (4) of this Notice, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6)	Used or copied for use in or transferred to a replacement computer.
(c)	This Notice shall be marked on any reproduction of this computer software, in whole or in part.
(End of notice)

Where it is impractical to include the Restricted Rights Notice on Restricted Computer Software, the following short-form Notice may be used in lieu thereof.

RESTRICTED RIGHTS NOTICE SHORT FORM
Use, reproduction, or disclosure is subject to restrictions set forth in Contract No. [***] and Sub Contract No. API/Picometrix 01.
(End of notice)

Sub Contract No. API/Picometrix 01

8.     Subcontracting

Developer has the responsibility to obtain from its subcontractors all Data and rights necessary to fulfill Developer’s obligations to the Government under this Agreement.  If a subcontractor refuses to grant the Government such rights, Developer shall promptly notify IQT and not proceed with subcontract award without further authorization.

9.     Relationship to Patents

Nothing contained in this Exhibit shall imply a license to the Government under any patent.

10. Commercial Items

Notwithstanding anything else contained in this Exhibit, when a "commercial item" (as defined in FAR § 2.101) is acquired under this Agreement, the Government shall acquire only the Technical Data and the rights in Technical Data and Computer Software customarily provided to the public with the commercial item.

[END OF EXHIBIT]

EXHIBIT 4
GOVERNMENT PATENT RIGHTS

1.  Definitions

The following terms shall have the meanings specified below.  Any term not defined below shall have the meaning set forth in the Agreement.

“Government Purpose” means any activity in which the Government is a party, including cooperative agreements with international or multi-national defense organizations, or sales or transfers by the United States Government to foreign governments or international organizations.  Government Purpose includes competitive procurement, but does not include the rights to practice a subject invention for commercial purposes or authorize others to do so.

“Invention” means any invention or discovery, which is or may be patentable or otherwise protectable under Title 35 of the U.S. Code.

“Made” when used in relation to any Invention means the conception or first actual reduction to practice of such Invention.

“Practical Application” means to manufacture, in the case of composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the Invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

“Subject Invention” means any Invention of Developer conceived or first actually reduced to practice in the performance of work under the Agreement.

2.  Developer’s Rights

2.1	Developer may retain the ownership of each Subject Invention throughout the world in accordance with the provisions of this Exhibit.

2.2
Developer shall retain a nonexclusive, royalty-free license throughout the world in each Subject Invention to which the Government obtains title, unless Developer fails to disclose the Invention within the times specified in Section 3 of this Exhibit.  Developer’s license extends to any domestic subsidiaries and affiliates within the corporate structure of which Developer is a part, and includes the right to grant sublicenses of the same scope. The license is transferable only with the written approval of the Government agency that is in charge of the administration of IQT’s contract (“the Administrative Agency”), except when transferred to the successor of that part of Developer’s business to which the Invention pertains.

2.3
Developer’s license may be revoked or modified by the Administrative Agency to the extent necessary to achieve expeditious Practical Application of the Subject Invention in a particular country in accordance with the procedures in FAR 27.302(i) (2) and 27.304-1 (f).

3.  Invention Disclosure, Election of Title, Filing of Patent Application

3.1
Developer shall disclose each Subject Invention to IQT within six (6) months after the inventor discloses it in writing to Developer’s personnel responsible for patent matters.  The disclosure to IQT shall identify the inventor(s) and the Agreement under which the Subject Invention was Made.  The disclosure shall be sufficiently complete in technical detail to convey a clear understanding of the Subject Invention.  The disclosure shall also identify any publication, on sale (i.e., sale or offer for sale), or public use of the Subject Invention, or whether a manuscript describing the Subject Invention has been submitted for publication and, if so, whether it has been accepted for publication.  In addition, after disclosure to IQT, Developer shall promptly notify IQT of the acceptance of any manuscript describing the Subject Invention for publication and any on sale or public use.

3.2
Developer shall elect in writing whether or not to retain title to any Subject Invention by notifying IQT within [***] months of disclosure to IQT.  However, in any case where publication, sale, or public use has initiated the one (1) year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may shall be [***] calendar days prior to the end of the statutory period.

3.3
Developer agrees to file its initial patent application on a Subject Invention to which it elects to retain title prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, sale, or public use, and shall thereafter file corresponding patent applications in other countries in which it wishes to retain title within reasonable times.

3.4	Requests for extension of the time for disclosure, election, and filing may be granted by IQT (at the discretion of IQT) after considering the position of Developer.

4.  Government’s Rights

4.1	Ownership. Upon IQT’s written request, Developer shall convey title to any Subject Invention to the Administrative Agency under any of the following conditions:

(a)
If Developer elects not to retain title, or if Developer fails to disclose or elect title to the Subject Invention within the times specified in Section 3 of this Exhibit and IQT requests conveyance of title within ninety (90) days after it has advised the Administrative Agency of such a failure.

(b)
In those countries in which Developer fails to file patent applications within the times specified in Section 3 of this Exhibit; however, if Developer has filed a patent application in a country after the times specified in Section 3 but before IQT requests conveyance of title, Developer shall continue to retain title in that country.

(c)
In any country in which Developer decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

4.2
License.  If Developer retains ownership of any Subject Invention, the Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice, or have practiced for or on its behalf, the Subject Invention throughout the world for Government Purposes.

5. Action to Protect the Government’s Interest

5.1
Developer agrees to execute or to have executed and promptly deliver to IQT for delivery to the Administrative Agency all instruments necessary: (1) to establish or confirm the Government’s rights in those Subject Inventions to which Developer elects to retain title; and (2) to convey title to the Government when requested under Section 4.1 of this Exhibit and to enable the Government to obtain patent protection in that Subject Invention.

5.2
Developer shall: (1) require its technical employees to execute written agreements obligating them to disclose Subject Inventions, promptly and in writing, to Developer personnel responsible for administering patent matters; and (2) instruct employees, through suitable educational programs, on the importance of reporting Inventions in sufficient time to permit the filing of patent applications prior to United States or foreign statutory bars.

5.3
Developer shall notify IQT of any decisions not to file a non-provisional patent application, continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent, in any country, not less than [***] calendar days before the expiration of the response period required by the relevant patent office.

5.4
Developer shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement: “This invention was made with Government support under Contract No. [***].  The Government has certain rights in the invention.”

6.     Reporting on Utilization of Subject Inventions

At IQT’s request, Developer shall submit annual reports, in a mutually agreeable form, on the utilization of a Subject Invention or on efforts at obtaining such utilization that are being made by Developer or its licensees or assignees.  Developer shall also submit any additional reports the Administrative Agency may request in connection with any march-in proceedings under Section 8 of this Exhibit.  Developer also shall mark any utilization reports as confidential/proprietary to help prevent inadvertent release outside the Government.  As required by 35 U.S.C. § 202(c) (5), the Administrative Agency shall not disclose such information to persons outside the Government without Developer’s permission.

7.     Preference for United States Industry

Neither Developer nor any assignee shall grant any person the exclusive right to use or sell any Subject Invention in the United States or Canada unless such person agrees that any product embodying the Subject Invention or produced through the use of the Subject Invention shall be manufactured substantially in the United States or Canada.  The Administrative Agency may waive this requirement in individual cases if Developer shows that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or Canada or that, under the circumstances, domestic manufacture is not commercially feasible.

8.     March-in Rights

When Developer holds title to a Subject Invention, the Administrative Agency has the right, in accordance with the procedures in 37 CFR 401.6 and any supplemental Administrative Agency regulations, to require Developer or its assignee or exclusive licensee to grant a nonexclusive license to a responsible applicant or applicants upon reasonable terms (and to grant such a license itself if Developer or its assignee or exclusive licensee refuse to do so) upon determining that such action is necessary: (1) because Developer or its assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve Practical Application of the Subject Invention within such field of use; (2) to alleviate health or safety needs that are not reasonably satisfied by Developer, its assignee or their licensees; (3) to meet requirements for public use specified by federal regulations that are not reasonably satisfied by Developer, its assignee or their licensees; or (4) because of a violation of Section 7 of this Exhibit.

9.  Subcontracts

Developer agrees to include in its agreements with subcontractors and employees provisions sufficient to obtain for the Government the rights granted to the Government in this Exhibit.

10. Special Provisions Applicable To Nonprofit Organizations

If Developer or one of its contractors is a nonprofit organization, Developer or its contractor,, as applicable, agrees to comply with the requirements set forth in section 52.227-11(k) of the Federal Acquisition Regulation (48 CFR 52.227-11(k)).

[END OF EXHIBIT]

EXHIBIT 5
REPRESENTATIVES OF THE PARTIES TO RECEIVE NOTICES

IQT’s Representatives:	[***]
In-Q-Tel, Inc.
[***]
Phone: 703-248-3000
Fax: 703-248-3001
E-Mail: [***]

with a copy to:

[***]
In-Q-Tel, Inc.
[***]
Phone: 703-248-3000
Fax: [***]
E-Mail: [***]

[***]
In-Q-Tel, Inc.
[***]
Phone: 703-248-3000
Fax: 703-248-3001
E-Mail: [***]

Developer’s Representative:	Mr. Richard Kurtz
Chairman and Chief Executive Officer
Advanced Photonix, Inc.
2925 Boardwalk
Ann Arbor, MI 48104
Phone: (734) 864-5647
Fax: (805) 484-9935
E-mail: rkurtz@advancedphotonix.com